Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c)	1,845,064 (1)	$14.78 (2)	27,270,045.92 (2)	$147.60 per $1,000,000	$4,025.26
Total Offering Amounts					27,270,045.92		$4,025.26
Total Fee Offsets							$0
Net Fee Due							$4,025.26

(1)Consists of 866,026 shares of common stock issued to the selling stockholders on October 3, 2023 and up to 979,038 shares of common stock that may become issuable to the selling stockholders in connection with certain holdback restrictions, earn-out conditions and contingent payment obligations, assuming (a) achievement in full of the applicable earn-out condition and other contingent payments, (b) no claims against the selling stockholders for breaches, or alleged breaches, of representations, warranties, covenants and agreements under the Purchase Agreement for 12 months after the closing and (c) the per share price used to calculate the number of shares of common stock to be issued is $14.70, which is the average closing sales price of our common stock on the Nasdaq Global Select Market for the ten trading day period ending on October 2, 2023. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s common stock.

(2)Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based upon $14.78, the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on September 27, 2023 (a date within five business days prior to the filing of this registration statement).